Exhibit 99.1

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i2 Announces $20 Million Equity Investment by Founder, Chairman and CEO Sanjiv Sidhu

i2 PLANET SAN DIEGO — April 28, 2004

i2 Technologies, Inc. (OTC: ITWO), a leading provider of closed-loop supply chain management solutions, today announced that founder, chairman and CEO Sanjiv Sidhu has agreed to make a $20 million equity investment in the company.

This investment is in conjunction with and a condition to yesterday’s announced investment by Q Investments, a private investment firm and one of i2’s significant investors, which agreed to make a $100 million equity investment in i2. As contemplated by the March 15, 2004 press release, the company anticipates that it will use the proceeds from this investment in connection with a possible settlement of the pending class action and derivative lawsuits.

Sidhu will purchase $20 million in i2 common stock, at the average closing price for the 5 trading days after the satisfaction of certain conditions, but at a price not less than $.926 per share, which is the conversion price for the preferred stock being acquired by Q Investments.

Sidhu currently holds approximately 116 million shares of common stock in the company.

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About i2

A leading provider of closed-loop supply chain management solutions, i2 designs and delivers software that helps customers optimize and synchronize activities involved in successfully managing supply and demand. i2’s global customer base consists of some of the world’s market leaders - including seven of the Fortune global top 10. Founded in 1988 with a commitment to customer success, i2 remains focused on delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding a $20 million equity investment in i2 by Sanjiv Sidhu and the use of the proceeds from the investment by i2. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Annual Report on Form 10-K/A filed on March 17, 2004. i2 assumes no obligation to update the forward-looking information contained in this news release.

For further information, please contact:

Melanie Ofenloch

i2 Corporate Communications

469-357-3027

melanie_ofenloch@i2.com

Barry Sievert

Shelton Investor Relations for i2

972-239-5119 ext 134

bsievert@sheltongroup.com